Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

Made and signed on the 18 of February 2021

This Amendment to the Employment Agreement (this “Amendment”) is entered into as of 18 February 2021 (“Amendment Effective Date”) by and between CEVA D.S.P. Ltd (the “Company”), and Michael Boukaya, ID 313701112 of Ben Gurion  17/6, Raanana (the “Executive”).

Whereas the Company and Executive entered into an employment agreement dated 4 April 2019 (the “Agreement”); and

Whereas the parties desire to amend the Agreement so to render it compatible with the Company's present policies and practices, all as set out in this Amendment.

Now Therefore, the parties agree as follows:

1.     Amendment to the Agreement

Pursuant to the parties' mutual understanding, the following terms of the Agreement shall be amended as follows:

Application of Section 14 Arrangement

(a)

As of 1 July 2021, the Company's payments under the severance pay component of the Executive's pension fund shall be in lieu of severance pay in accordance with Section 14 of the Severance Pay Law, 1963-14 (hereinafter: the "Severance Pay Law") and the Executive shall not be entitled to any other additional payments of severance pay with respect the period beginning on said date.

(b)

The Executive and the Company, by signing this Amendment, adopt the arrangement pursuant to the general confirmation (hereinafter: the "General Confirmation") regarding employers' payments for pension fund and provident fund instead of severance pay, in accordance with the Severance Pay Law, 5723-1963, attached to this Appendix as Appendix A and forming an integral part hereof.

2.     Miscellaneous

2.1.	All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.
2.2.	This Amendment may be changed, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
2.3.	This Amendment shall be governed by and construed in accordance with the laws of the State of Israel.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement effective as of the Amendment Effective Date.

Company:	Executive

Signature: /s/ Gideon Wertheizer Name: Gideon Wertheizer Title: Chief Executive Officer	Signature: /s/ Michael Boukaya

APPENDIX A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)

To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1)     13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

(2)     11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(2)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)

The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)

The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(3)

This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

/s/ Michael Boukaya	/s/ Gideon Wertheizer
The Executive	The Employer
CEVA D.S.P. Ltd.